                                                                     EXHIBIT 4.9

 ===============================================================================


                        CERTIFICATE PURCHASE AGREEMENT
                            (SERIES 1996-1, CLASS B)


                            dated as of May 29, 1996


                                     among


                          NOTEPAD FUNDING CORPORATION,


                AMERICAN PAD & PAPER COMPANY OF DELAWARE, INC.,


                                      and


                      CAISSE NATIONALE DE CREDIT AGRICOLE,
                                  as Purchaser

================================================================================

                               TABLE OF CONTENTS


ARTICLE 1  DEFINITIONS

     SECTION 1.1   Definitions ...........................................   1


ARTICLE 2  PURCHASE AND SALE OF CERTIFICATE

     SECTION 2.1   The Purchase; Percentages; Requisite Persons ..........   1
     SECTION 2.2   Closing ...............................................   2
     SECTION 2.3   Certificate ...........................................   2


ARTICLE 3 FEES AND YIELD PROTECTION

     SECTION 3.1   Yield Protection ......................................   2
     SECTION 3.2   Indemnity .............................................   4
     SECTION 3.3   Illegality; Unavailability ............................   5
     SECTION 3.4   Taxes .................................................   6
     SECTION 3.5   Time and Method of Payment ............................   7


ARTICLE 4  REPRESENTATIONS AND WARRANTIES

     SECTION 4.1   Transferor ............................................   7
     SECTION 4.2   APP ...................................................   8
     SECTION 4.3   Purchaser .............................................   9


ARTICLE 5  CONDITIONS

     SECTION 5.1   Conditions to Purchase ................................   9
     SECTION 5.2   Additional Conditions .................................  13


ARTICLE 6  COVENANTS

     SECTION 6.1   Covenants .............................................  13
     SECTION 6.2   Transfers .............................................  14


ARTICLE 7  MISCELLANEOUS PROVISIONS

     SECTION 7.1   Amendments ............................................  14
     SECTION 7.2   No Waiver; Remedies ...................................  15

     SECTION 7.3   Successors and Assigns; Assignments ...................  15
     SECTION 7.4   Survival of Agreement .................................  18
     SECTION 7.5   Expenses; Indemnification .............................  18
     SECTION 7.6   Entire Agreement ......................................  20
     SECTION 7.7   Notices ...............................................  20
     SECTION 7.8   No Third Party Beneficiaries ..........................  20
     SECTION 7.9   Severability of Provisions ............................  20
     SECTION 7.10  Counterparts ..........................................  20
     SECTION 7.11  Governing Law .........................................  20
     SECTION 7.12  Tax Characterization ..................................  21
     SECTION 7.13  No Proceedings ........................................  21
     SECTION 7.14  No Recourse ...........................................  21

     SCHEDULE I    Stated Amounts and Percentages


                                   EXHIBITS

     EXHIBIT A     Form of Pooling and Servicing Agreement
     EXHIBIT B     Form of Receivables Purchase Agreement
     EXHIBIT C     Form of Series 1996-1 Supplement
     EXHIBIT D     Form of Assignment Agreement


                                   APPENDIX

     APPENDIX X    Index of Additional Defined Terms

     This CERTIFICATE PURCHASE AGREEMENT, dated as of May 29, 1996 (this "Agreement"), is made among NOTEPAD FUNDING CORPORATION, a Delaware corporation ("Transferor"), AMERICAN PAD & PAPER COMPANY OF DELAWARE, INC., a Delaware corporation ("Servicer" or "APP"), and CAISSE NATIONALE DE CREDIT AGRICOLE ("Purchaser").

                                  BACKGROUND

     1. Transferor (a) is party to an Amended and Restated Pooling and Servicing Agreement substantially in the form of Exhibit A (the "Pooling Agreement") with APP, as initial Servicer, and MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation, as trustee (in that capacity, together with any successors in that capacity, the "Trustee"), (b) is party to an Amended and Restated Receivables Purchase Agreement substantially in the form of Exhibit B and (c) will enter into a Series 1996-1 Supplement to the Pooling Agreement substantially in the form of Exhibit C (the "Supplement"). Pursuant to the Pooling Agreement and the Supplement, Transferor will obtain the Series 1996-1, Class B Certificate (the "Class B Certificate"), which will represent a fractional undivided beneficial interest in the assets of the Notepad Funding Receivables Master Trust (the "Trust"), a trust organized pursuant to the Pooling Agreement.

     2. Transferor wishes to sell the Certificate to the Purchaser and obtain its commitment to purchase a fractional undivided beneficial interest in the assets of the Trust (each a "Trust Interest") that will be evidenced by the Certificate. Subject to the terms and conditions of this Agreement, the Purchaser is willing to purchase a Class B Certificate in the principal amount of $10,000,000 (the "Certificate"). APP has joined in this Agreement to confirm certain representations, warranties and covenants for the benefit of the Purchaser.

ARTICLE 1  DEFINITIONS

     SECTION 1.1 Definitions. Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Supplement or, if not defined in the Supplement, in Appendix A to the Pooling Agreement. An index of terms defined directly in this Agreement is attached as Appendix X.

ARTICLE 2  PURCHASE AND SALE OF CERTIFICATE

     SECTION 2.1 The Purchase; Percentages; Requisite Persons. (a) The Transferor will issue and sell to the Purchaser and, subject to the terms and conditions of this Agreement, the Pooling Agreement and the Supplement, the

Purchaser will purchase (such purchase being a "Purchase") from the Transferor, at the time and place provided for in Section 2.2, the Certificate for a purchase price equal to 100% of the principal amount of such Certificate.

     (b) For purposes of this Agreement, (i) "Class Percentage" means the percentage equivalent (carried out to twelve decimal places) of a fraction, the numerator of which is the Stated Amount of the Purchaser's Certificate and the denominator of which is the sum of the Stated Amounts of all Class B Certificates, and (ii) "Series Percentage" means the percentage equivalent (carried out to twelve decimal places) of a fraction, the numerator of which is the Stated Amount of the Purchaser's Certificate and the denominator of which is the sum of the Stated Amounts for all of the Series 1996-1 Certificates. The Class Percentages and Series Percentages of the Purchaser are set forth opposite its name in Schedule I.

     (c) For so long as the Caisse Nationale de Credit Agricole holds a Certificate, it shall be a "Requisite Person".

     SECTION 2.2 Closing. The sale of the Certificate shall take place at the offices of Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois 60603 at noon, Chicago time, on May 29, 1996 (the "Closing"). At the Closing, the Transferor will deliver to the Purchaser the Certificate, dated the date of such Closing and registered in the name of the Purchaser (or in the name of the Purchaser's nominee, as indicated in writing by the Purchaser to the Transferor prior to the Closing), against delivery by the Purchaser to the Transferor or its order of immediately available funds in the amount of the purchase price therefor to Manufacturers & Traders Trust Company, Corporate Trust Department, One M&T Plaza, 7th Floor, Buffalo, New York 14203-2399, Attention: Russell Whitley.

     SECTION 2.3 Certificate. The Certificate shall be substantially in the form of Exhibit A (Part 2) to the Supplement.

ARTICLE 3 FEES AND YIELD PROTECTION

     SECTION 3.1 Yield Protection. (a) Notwithstanding any other provision herein, if, after the date hereof, either:

          (i) any law, rule or regulation (including any imposition or increase of reserve requirements) or any interpretation or administration of any law, rule or regulation by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or

          (ii) the compliance by the Purchaser with any guideline or request from any central bank or other Governmental Authority or quasi-governmental authority exercising control over banks or financial institutions generally (whether or not having the force of law), shall subject the Purchaser to the imposition or modification of any reserve (including any imposed by the Federal Reserve Board), special deposit or similar requirement (including a reserve, special deposit or similar requirement that takes the form of a tax) against assets of, deposits with or for the account of, or credit extended by, the Purchaser or the office from time to time that it designates to the Transferor as the office through which it makes and maintains its Purchases comprising the Certificate (its "LIBOR Office") or impose any other condition on the Purchaser affecting the Certificate or its obligations hereunder, and as a result of either of the foregoing there shall be any increase in the cost to the Purchaser of agreeing to make or making, funding or maintaining its Purchase, or there shall be a reduction in the amount received or receivable by the Purchaser or its LIBOR Office, then, upon written notice from the Purchaser to Transferor and Servicer, signed by an officer of the Purchaser with knowledge of and responsibility for such matters, and setting forth in reasonable detail the calculation used to arrive at the amounts, additional amounts sufficient to indemnify the Purchaser on an after-tax basis against the increased cost or reduction in amounts received or receivable shall constitute "Additional Amounts" for purposes of the Supplement, and the Purchaser shall be entitled to receive these additional amounts, solely from amounts allocated thereto and paid pursuant to the Supplement.

     (b) If the Purchaser shall reasonably determine that the adoption after the date hereof of any law, rule or regulation regarding capital adequacy or capital maintenance, or any change after the date hereof in any of the foregoing or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Purchaser, any of its lending offices or its holding company with any new or revised request or directive regarding capital adequacy or capital maintenance (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Purchaser's capital or the capital of its holding company as a consequence of this Agreement or the Purchase made by the Purchaser pursuant hereto to a level below what the Purchaser or its holding company could have achieved but for the adoption, change or compliance (taking into consideration the Purchaser's policies, and the policies of its holding company, with respect to capital adequacy), then, upon written notice from the Purchaser to Transferor and Servicer, signed by an officer of the Purchaser with knowledge of and responsibility for such matters, and setting forth in reasonable detail the calculation used to arrive at the amounts, any additional amounts as will compensate the Purchaser or its holding company on an after-tax basis for the reduction shall constitute "Additional Amounts" for purposes of the Supplement, and the Purchaser shall be entitled to receive these additional amounts, solely from amounts allocated thereto and paid pursuant to the Supplement.

     (c) A Purchaser shall promptly notify Transferor and Servicer in writing of any event of which it has knowledge occurring after the date hereof that will entitle it to compensation pursuant to this section. A certificate of the Purchaser, signed by an officer of the Purchaser with knowledge of and responsibility for such matters, and setting forth in reasonable detail the calculation used to arrive at the amounts necessary to compensate the Purchaser or its holding company as specified in subsection (a) or (b), as the case may be shall be delivered to Transferor and Servicer and shall be conclusive absent demonstrable error.

     (d) Failure on the part of the Purchaser to demand compensation for any amounts as specified in subsection (a) or (b) with respect to any period shall not constitute a waiver of its right to demand compensation with respect to that period or any other period. The protection of this section shall be available to the Purchaser regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition that shall have occurred or been imposed.

     (e) Promptly after giving any notice to Transferor pursuant to this section, the Purchaser will seek to designate one of its offices located at an address other than that previously designated pursuant to this Agreement as the office from which its Purchases will be made after the designation if it will avoid the need for, or materially reduce the amount of, any payment to which the Purchaser would otherwise be entitled pursuant to this section and will not, in the sole discretion of the Purchaser, be otherwise disadvantageous to the Purchaser.

     SECTION 3.2 Indemnity. If the Purchaser shall incur any losses, expenses or liabilities (including any interest paid to lenders of funds borrowed by it to fund its Purchase of the Certificate and any loss sustained in connection with the re-deployment of such funds) as a result of (a) the failure of the Purchase to be made on the date specified for the Closing pursuant to Section 2.2 (other than any such failure resulting from the Purchaser's default in the performance of its obligations hereunder) or (b) any payment of the Certificate on a date that is not the last day of the Interest Period applicable thereto or on any date specified in a notice of payment given by Servicer, then, upon written notice (which notice shall be signed by an officer of the Purchaser with knowledge of and responsibility for such matters and shall set forth in reasonable detail the basis for requesting the amounts) from the Purchaser to Transferor and Servicer, additional amounts sufficient to indemnify the Purchaser against the losses, expenses and liabilities, but not for any lost profits associated therewith, shall constitute "Additional Amounts" for purposes of the Supplement, and the Purchaser shall be entitled to receive these additional amounts, solely from amounts allocated thereto and paid pursuant to the Supplement.

     SECTION 3.3 Illegality; Unavailability. (a) In the event that on any date the Purchaser shall have determined (which determination shall be final and conclusive and binding upon all parties) that the making or continuation of its Purchase as a Eurodollar Tranche has become unlawful by compliance by the Purchaser in good faith with any law, governmental rule, regulation or order or has become impossible as a result of a contingency occurring after the date hereof that materially and adversely affects its interbank eurodollar market, then, and in any such event, the Purchaser shall promptly give notice (by telephone confirmed in writing) to Transferor and Servicer of that determination. The obligation of the Purchaser to make or maintain its Purchase as a Eurodollar Tranche during any such period shall be terminated at the earlier of the termination of the Interest Period then in effect for the Eurodollar Tranche or when required by law, and Transferor shall, no later than the time specified for the termination, convert the Purchase into the ABR Tranche.

     (b) If, prior to the beginning of any Interest Period, the Purchaser shall have determined (which determination shall be final and conclusive and binding upon all parties) that: (i) Dollar deposits in the relevant amount and for the Interest Period are not available in the relevant interbank eurodollar market; or (ii) by reason of circumstances affecting the interbank eurodollar market, that adequate and fair means do not exist for ascertaining the LIBOR rate applicable to the Eurodollar Tranche, then the Purchaser shall promptly give notice of this determination to Transferor and Servicer. Thereafter, and continuing until the Purchaser shall notify Transferor and Servicer that the circumstances giving rise to this determination no longer exist, (x) the Eurodollar Tranche will, on the last day of the applicable Interest Period, convert into the ABR Tranche, and (y) the right of Transferor to request a Eurodollar Tranche shall be suspended.

     SECTION 3.4 Taxes. (a) Any and all payments made to the Purchaser under its Certificate shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, excluding taxes imposed by the jurisdiction in which the Purchaser's principal office (and/or the office where it books its investment in its Certificate) is located on all or part of the net income, profits or gains of the Purchaser (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) (all the nonexcluded taxes, levies, imposts, charges, deductions, withholdings and liabilities being hereinafter referred to as "Taxes"). If Trustee is required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Certificate to the Purchaser, then the sum payable shall be increased by the amount necessary to yield to the Purchaser (after payment of all Taxes) an amount equal to the sum it would have received had no deductions been made, and the additional amount shall constitute "Additional Amounts" for purposes of the Supplement, and the Purchaser shall be entitled to receive these additional amounts, solely from amounts allocated thereto and paid pursuant to the Supplement.

     (b) Whenever any Taxes are paid by Trustee pursuant to subsection (a), as promptly as possible thereafter Servicer shall send to the Purchaser the original or a certified copy of an original official receipt showing payment thereof (if any) or any other evidence of the payment as may be available to Servicer through the exercise of its reasonable efforts. If Trustee fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Purchaser the required receipts or other required documentary evidence, the Purchaser shall be entitled to receive, solely from amounts allocated with respect thereto and paid pursuant to the Supplement, additional amounts necessary to indemnify it for any incremental taxes, interest or penalties that may become payable by the Purchaser as a result of any such failure, and the amounts shall constitute "Additional Amounts" for purposes of the Supplement, and the Purchaser shall be entitled to receive these additional amounts, solely from amounts allocated thereto and paid pursuant to the Supplement.

     (c) On or before the date it becomes a party to this Agreement (and, so long as it may properly do so, periodically thereafter, as requested by Servicer, to keep forms up to date), the Purchaser shall deliver to Trustee any certificates, documents or other evidence that shall be required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto to establish that, assuming the Certificates are properly characterized as indebtedness, it is exempt from existing United States Federal withholding requirements, including
(i) two original copies of Internal Revenue Service Form 1001 or Form 4224 or successor applicable form, properly completed and duly executed by the Purchaser certifying that it is entitled to receive payments under this Agreement without deduction or withholding of any United States

Federal income taxes, and (ii) an original copy of Internal Revenue Service Form W-8 or W-9 or applicable successor form, properly completed and duly executed; provided, that if the Purchaser does not comply with this subsection 3.4(c), amounts payable to the Purchaser under this Section 3.4 shall be limited to amounts that would have been payable under this section if the Purchaser had so complied.

     SECTION 3.5 Time and Method of Payment. All amounts payable to any Purchaser hereunder or with respect to its Certificate shall be made to the Purchaser by wire transfer of immediately available funds in Dollars not later than 2:00 p.m., New York City time, on the date due. Any funds received after that time will be deemed to have been received on the next Business Day.

 ARTICLE 4  REPRESENTATIONS AND WARRANTIES

     SECTION 4.1 Transferor. As of the date hereof, Transferor represents and warrants to the Purchaser that each of its representations and warranties in the Pooling Agreement and Purchase Agreement is true and correct, as if made on the date hereof, and further represents and warrants that:

     (a) no Early Amortization Event or Unmatured Early Amortization Event exists;

     (b) assuming the accuracy of the Purchaser's representations set out in
Section 4.3 and that the Purchaser (and no Person acting on the Purchaser's behalf) has not made a general solicitation or general advertising within the meaning of the Securities Act, the offer and sale of the Certificate in the manner contemplated by this Agreement is a transaction exempt from the registration requirements of the Securities Act, and the Pooling Agreement is not required to be qualified under the Trust Indenture Act of 1939, as amended;

     (c) except for BT Securities Corporation, in its capacity as financial advisor for Transferor ("Financial Advisor"), Transferor has not dealt with any financial advisor, or other Person who may be entitled to any commission or compensation in connection with the sale of the Certificate, and the fees of the Financial Advisor shall not be an obligation of the Purchaser;

     (d) no information supplied by or on behalf of Transferor or APP to the Purchaser in connection with the Transaction Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made;

     (e) the Certificate has been duly and validly authorized by Transferor and, from and after the date on which such Certificate is executed by Transferor and authenticated by the Trustee in accordance with the terms of the Pooling Agreement and the Supplement and delivered to and paid for by the Purchaser in accordance with the terms of this Agreement, will be validly issued and outstanding and will constitute valid and legally binding obligations of the Trust entitled to the benefits of the Pooling Agreement and the Supplement and enforceable against the Trust in accordance with its terms; and

     (f) the Certificate is not subject to any Adverse Claim and the Transferor is conveying to the Purchaser all of its right, title and interest in such Certificate.

     SECTION 4.2 APP. As of the date hereof, APP represents and warrants to the Purchaser that:

     (a) each of its representations and warranties in the Pooling Agreement (in its capacity as Servicer) and the Purchase Agreement (in its capacity as a Seller) is true and correct, as if made on the date hereof with the same effect as if made on that date (unless specifically stated to relate to an earlier date);

     (b) the Pro Forma Financial Data present fairly in all material respects the pro forma financial position, results of operations and cash flows of APP and its consolidated Subsidiaries at the dates specified therein and for the periods to which they relate and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as otherwise stated therein;

     (c) since September 30, 1995 through the date hereof (and except as contemplated in the Pro Forma Financial Data) (i) there has been no material adverse change in the condition, financial or otherwise, or the earnings, business affairs or business prospects of Transferor or APP, whether or not arising in the ordinary course of business, and (ii) there have been no transactions entered into by Transferor or APP that are material with respect to the condition, financial or otherwise, or the earnings, business affairs or business prospects of Transferor or APP; and

          (d) no information supplied by or on behalf of Transferor or APP to the Purchaser in connection with the Transaction Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

     SECTION 4.3 Purchaser. As of the date hereof, the Purchaser represents and warrants that:

          (a) it is an "accredited investor" as that term is defined in any of paragraphs (1), (2), (3) or (7) of Rule 501(a) under the Securities Act and is not purchasing its Certificate with a view to making a distribution thereof (within the meaning of the Securities Act); and

          (b) it is not a pension, profit sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the assets being used to purchase its Certificate do not constitute the assets of any "benefit plan investor" (as defined under ERISA).

 ARTICLE 5  CONDITIONS

     SECTION 5.1 Conditions to Purchase. The obligation of the Purchaser to Purchase its Certificate shall be subject to the satisfaction of the conditions precedent that:

          (i) the conditions precedent specified in Section 4.1 of the Purchase Agreement and Sections 7.1 and 7.2 of the Class A Certificate Purchase Agreement (other than those that relate to this Agreement) shall be satisfied;

          (ii) the Purchaser shall have received, a duly executed and authenticated Class B Certificate registered in its name and in a principal amount equal to $10,000,000,

          (iii) the Purchaser shall have received certain fees and reimbursement of any expenses referred to in Section 7.5 for which invoices have been presented, and

          (iv) the Purchaser shall have received an original (except as indicated below) counterpart of the following (each of which, if not in a form attached to this Agreement, shall be in form and substance satisfactory to the Purchaser):

          (a) the Supplement, the Pooling Agreement, the Purchase Agreement and the Guaranty, each of which shall be in full force and effect, and all actions required to be taken under those documents in connection with the issuance of the Certificate shall have been taken;

          (b) photocopies of each Account Agreement;

          (c) a certificate of the Secretary, or an Assistant Secretary, of each of Transferor, Servicer, Guarantor and each Seller with respect to:

               (i) attached copies of resolutions of its Board of Directors then in full force and effect authorizing the execution, delivery and performance of the Transaction Documents,

               (ii) the incumbency and signatures of those of its officers authorized to act with respect to the Transaction Documents,

               (iii) attached copies of its certificate of incorporation and by-laws;

          (d) a certificate of an Authorized Officer of each of Servicer, and each Seller as to the satisfaction of the conditions precedent set forth in
     Section 5.2 and a certificate of Transferor that the representations and warranties of the Transferor set out in this Agreement are true and correct as of the date of such initial purchase and that, to the best of Transferor's knowledge, no Early Amortization Event or Unmatured Early Amortization Event exists;

          (e) a certificate of an appropriate officer of Trustee stating that the Pooling Agreement has been duly authorized, executed and delivered by Trustee and the Certificate has been duly authenticated by Trustee in accordance with the Pooling Agreement and an opinion of counsel to Trustee as to related matters;

          (f) the following opinions, in form and substance satisfactory to
     Buyer:

               (i) opinions of Kirkland & Ellis as to certain corporate matters, Federal and state tax and UCC matters, true sale and non-consolidation; and

               (ii) opinions of Hirsch & Westheimer as to certain Texas state tax and UCC matters;

          (g)  the Daily Report for the date hereof;

          (h) evidence, reasonably satisfactory to the Purchaser, of the payment of all taxes, fees and other governmental charges, if any, incidental to the issuance of the Certificate and to the consummation of the transactions contemplated hereunder and under the Pooling Agreement;

          (i)  evidence that S&P has rated the Certificate "BBB";

          (j) agreed-upon procedures letters, in form and substance satisfactory to the Purchaser, from Price Waterhouse LLP and KPMG Peat Marwick, with respect to certain historical information provided by APP relating to the Receivables;

          (k) copies of any management or other agreements with regard to the administration of Transferor's business, certified by an Authorized Officer of Transferor;

          (l) a pro forma balance sheet of Transferor as of the date hereof, after giving effect to the transactions contemplated by the Supplement;

          (m) a payout letter from the Holders of the Series 1995-1 Certificates, (i) specifying the aggregate amount required to be paid to such Holders in order to pay all principal, accrued interest and other currently existing claims of such Holders under such Certificates, the related supplement to the Existing Pooling Agreement and the related certificate purchase agreement, and (ii) subordinating any contingent claims of such Holders under such documents to amounts owed under the Supplement and the Series 1996-1 Certificates; and

          (n) results of recent searches of the UCC filing records and tax and ERISA and judgment lien records in each jurisdiction referred to below against each Seller (including any predecessors in interest to any Seller going back five years) and

     Transferor, showing no filings of record that cover any of the Receivables or the Related Transferred Assets other than (i) filings in favor of parties to an Intercreditor Agreement and (ii) the following filings (which must be shown to be on file):

               (i) UCC financing statements naming each Seller, as seller/debtor, and Transferor, as secured party/purchaser, in each office where the filing is necessary for the perfection of the sales of Receivables by each Seller to Transferor;

               (ii) assignments of such existing UCC financing statements to Trustee, as assignee of the secured party, in each office where the filing is necessary for the perfection of the sales of Receivables by each Seller to Transferor; and

               (iii) UCC financing statements naming Transferor, as seller/debtor, and Trustee, as secured party, in each office where the filing is necessary for the perfection of the transfers of Receivables by Transferor to Trustee;

          (o) any other information, certificates, opinions and documents as the Purchaser may have reasonably requested.

     If the conditions specified above have not been fulfilled on the date hereof, any condition specified in this Agreement shall not have been fulfilled when and as required in this Agreement or waived by the Purchaser, in each case the Purchaser's obligations to purchase the Certificate pursuant to this Agreement may be terminated by notice to Transferor. In addition, if, under the circumstances, it shall not be feasible for the Purchaser to invest on the date the funds that are held available by the Purchaser for the Purchase, Transferor shall pay the Purchaser interest on the funds at the Alternate Base Rate from the date of the notice until the next succeeding Business Day on which it is feasible for the Purchaser to invest the funds. Nothing in this paragraph shall operate to relieve Transferor from any of its obligations hereunder or otherwise waive any of the Purchaser's rights against Transferor.

     SECTION 5.2 Additional Conditions. The obligation of the Purchaser to Purchase the Certificate shall also be subject to the conditions precedent that on the date of the Purchase, before and after giving effect thereto and to the application of any proceeds therefrom, the following statements shall be true:

          (a) the representations and warranties of Transferor and APP set out in this Agreement are true and accurate as of that date with the same effect as though made on that date (unless specifically stated to relate to an earlier date); and

          (b) no Early Amortization Event or Unmatured Early Amortization Event has occurred and is continuing.

 ARTICLE 6  COVENANTS

     SECTION 6.1 Covenants. Transferor and APP each severally covenant and agree that, until the Certificates have been paid in full, it will:

          (a) with reasonable promptness deliver to the Purchaser such information, documents, records or reports respecting the Program or the Receivables as the Purchaser may from time to time reasonably request (to the extent that such items are reasonably accessible to Transferor);

          (b) at the same time any report (including any Daily Report, Monthly Report or annual auditors' report), notice or other document is provided, or caused to be provided, by Transferor or Servicer to Trustee or any Agent under the Pooling Agreement, provide the Purchaser with a copy of the report;

          (c) during regular business hours and (so long as no Early Amortization Event has occurred and is continuing) upon two Business Days prior written notice, permit the Purchaser (or such other Person as Trustee or the Purchaser may designate from time to time), or their respective agents or representatives (including certified public accountants or other auditors), as an expense of Servicer paid out of the Servicing Fee, (i) to examine and make copies of and abstracts from, and to conduct accounting reviews of, all Records in the possession or under the control of Servicer, Transferor or any Seller, including the related Contracts and purchase orders, invoices and other agreements related thereto, and (ii) to visit the offices and properties of Servicer, Transferor or any Seller for the purpose of examining such materials described in clause (i), and to discuss matters relating to the Receivables or the Related Transferred Assets or the performance by Servicer, Transferor or any Seller of their respective obligations under any Transaction Document with any officer, employee or representative of Servicer, Transferor or any Seller. The Purchaser may (but shall not be obligated to) conduct, or cause their respective agents or representatives to conduct, reviews of the types described in this paragraph (each such review, a "Receivables Review") whenever the Purchaser, in its reasonable judgment, deems any such review appropriate;

          (d) not change (or permit the Sellers to change) collection policies as contemplated by Section 6.3(b)(x) of the Purchase Agreement, if such change would have a Material Adverse Effect, without the prior written approval of holders of Class B Certificates whose Class Percentages exceed 50% (the "Majority Class B Holders");

          (e) notwithstanding Section 7.2(g)(i) of the Pooling Agreement, not enter into (or be a party to) any transaction contemplated by such Section 7.2(g)(i) unless the Majority Class B Holders shall have consented thereto in writing; and

     SECTION 6.2. Transfers. Purchaser agrees that it will not transfer its Class B Certificate (or any portion thereof) to any Person unless such Person shall have provided the Trustee and Transferor with a certificate to the effect that such Person: (a) is an "accredited investor" as that term is defined in any of paragraphs (1), (2), (3) or (7) of Rule 501(a) under the Securities Act and is not purchasing its Certificate with a view to making a distribution thereof (within the meaning of the Securities Act) and (b) is not a pension, profit sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended.

 ARTICLE 7  MISCELLANEOUS PROVISIONS

     SECTION 7.1 Amendments. (a) Transferor and APP each severally covenant and agree that, until the Certificates have been paid in full, it will not, except as contemplated by Section 13.1 of the Pooling Agreement, amend or otherwise modify any Transaction Document to which it is a party or grant any waiver or consent thereunder, without the prior written consent of the Required Series Holders; provided that no amendment, modification, waiver or consent shall, without the prior written consent of the Purchaser, (a) decrease the outstanding amount of the Certificate, (b) forgive or waive or otherwise excuse any repayment of the Class B Invested Amount, (c) waive any Early Amortization arising from a Bankruptcy Event with respect to Transferor or a Seller, (d) waive any requirement under the Pooling Agreement that the interest of the Trustee and the Receivables and other Transferred Assets be perfected by appropriate UCC filings, or (e) reduce in any manner the amount of, or delay the timing of, allocations, payments or distributions in respect of the Certificate; and provided, further that neither the execution and delivery of a Supplement relating to a refinancing of the Certificates as contemplated by Section 4.9 of the Supplement relating to the Certificates, nor any other amendment to the Transaction Documents in connection with such a refinancing, shall require any consent from the Purchaser, so long as the prior or contemporaneous repayment in full of the Certificates in accordance with Section
5.2 of the Supplement relating to the Certificates is a condition to the issuance of the refinancing certificates, and of the effectiveness of such related amendment.

     SECTION 7.2 No Waiver; Remedies. Any waiver, consent or approval given by any party hereto shall be effective only in the specific instance and for the specific purpose for which given, and no waiver by a party of any breach or default under this Agreement shall be deemed a waiver of any other breach or default. No failure on the part of any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder, or any abandonment or discontinuation of steps to enforce the right, power or privilege, preclude any other or further exercise thereof or the exercise of any other right. No notice to or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in the same, similar or other circumstances. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     SECTION 7.3 Successors and Assigns; Assignments. (a) This Agreement shall be binding upon, and inure to the benefit of, Transferor, Servicer, the Purchaser and their respective successors and assigns; provided that neither Transferor nor Servicer may assign its rights or obligations hereunder (voluntarily, by operation of law or otherwise) without the prior written consent of the Purchaser, except that the Servicer may be terminated in accordance with Sections 10.1 and 10.2 of the Pooling Agreement; and provided further, that no Purchaser may transfer, pledge, assign, sell participations in or otherwise encumber its rights or obligations hereunder or any interest herein except as permitted under the Pooling Agreement and this section.

     (b) The Purchaser may at any time sell to one or more banks or other entities ("Participants") participating interests in all or any portion of its Certificate and its obligations hereunder (its "Credit Exposure"). In the event of any sale by a Purchaser of participating interests to a Participant, the Purchaser shall notify Transferor of the identity of the Participant upon a request by Transferor, the Purchaser's obligations under this Agreement shall remain unchanged, the Purchaser shall remain solely responsible for the performance thereof, and the Purchaser shall remain the holder of its rights under its Certificate and this Agreement for all purposes under this Agreement, and the other parties to the Transaction Documents shall continue to deal solely and directly with the Purchaser in connection with such rights and obligations under this Agreement. Transferor agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2 and 3.4 and any Prepayment Premium payable pursuant to the terms of the Supplement with respect to its participation in the Certificate. The Purchasers agree that any agreement between them and any Participant in respect of a participating interest shall require the Participant to comply with the terms of Section 7.13 and shall not restrict the Purchasers' right to agree to any amendment, supplement or modification of the Transaction Documents except to (i) extend the final maturity of any obligation, (ii) reduce the rate or extend the time of payment of interest thereon or any fees owed to the Purchasers under the Transaction Documents, (iii) reduce the principal amount of any obligation, (iv) release or direct the release of all or substantially all of the Transferred Assets or Trustee's claim to the Transferred Assets, (v) reduce substantially the amount of any reserve included in the calculation of the Base Amount, (vi) increase the amount of the participation from the amount thereof then in effect, or (vii) permit assignment or transfer by Transferor or APP of its rights or obligations under the Transaction Documents.

     (c) The Purchaser may at any time assign to one or more banks or other financial institutions ("Assignees") all or any part of its Credit Exposure; provided that (i) unless assigned to an Affiliate of the Purchaser, it assigns all of its Credit Exposure or a portion of its Credit Exposure in an amount not less than $5,000,000, (ii) any Assignee, other than an Affiliate of the Purchaser, must be reasonably acceptable to the Agent and Transferor, which acceptance shall not be delayed or withheld unreasonably and (iii) if such Assignee is organized under the laws of a jurisdiction outside the United States of America, such Assignee shall satisfy the requirements of Section 3.4(c), or amounts payable to it under Section 3.4 shall be limited to amounts that would be payable if such Assignee had complied with Section 3.4(c). In the event of any assignment, the Purchaser shall comply with Article VI of the Pooling Agreement and also shall give notice to Transferor and the Agent and shall deliver to the Agent, for acceptance and recording in its records, an assignment agreement substantially in the form of Exhibit D together with a processing and recordation fee of, in the case of assignments to an Affiliate of the Purchaser, $1,500 and, in cases of any other assignment, $3,500. Within five Business Days of receipt thereof, the Agent shall, if the assignment agreement has been fully executed by the Assignee, the assignor Purchaser and Transferor, is completed and is in substantially the form of Exhibit D, execute the assignment agreement and record the information contained therein in its records. Upon the earlier of the expiration of the five Business Day period or the date of the recording, the assignment will become effective. Transferor, the Agent and the Purchaser agree to extend the rights and benefits under this Agreement to the Assignee to the extent the Assignee would have had if it were a Purchaser that was an original signatory to this Agreement; provided, that Transferor shall be entitled to continue to deal solely and directly with the assignor Purchaser in connection with the interests so assigned to the Assignee until the assignment agreement and any required fee, as described above, shall have been delivered to Transferor and the Agent by the Purchaser and the Assignee and the assignment shall have become effective. Upon the effective assignment of its Credit Exposure, the Purchaser shall be relieved of its obligations hereunder to the extent of the assignment.

     (d) The sale or assignment of any Credit Exposure to any Assignee or Participant (each, a "Transferee") shall not be effective until it has agreed to be bound by the provisions of Section 7.13. Transferor and APP each authorize the Purchaser to disclose to any Transferee and any prospective Transferee any and all information in their possession concerning Transferor and APP that has been delivered to them by Transferor, APP or Trustee in connection with their credit evaluation of the Program prior to entering into this Agreement.

     (e) Notwithstanding any other provisions set forth in this Agreement, the Purchaser may at any time create a security interest in all or any portion of its rights under this Agreement and the Certificate in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

     (f) No transfer, assignment or other conveyance of a Class B Certificate shall be made unless the aggregate outstanding principal amount transferred pursuant to such transfer is equal to at least 2.1% of the aggregate principal amount of all outstanding Class B Certificates. No Class B Certificate may be subdivided into an aggregate principal amount of less than 2.1% of the aggregate principal amount of all outstanding Class B Certificates. Any attempted transfer, assignment or conveyance in contravention of the preceding restrictions shall be void ab initio and the purported transferor of such Class B Certificate shall continue to be treated as the Certificateholder of any such Class B Certificate for all purposes of this Agreement.

     SECTION 7.4 Survival of Agreement. All covenants, agreements, representations and warranties made herein and in the Certificates delivered pursuant hereto shall survive the making and the repayment of the Purchases and the execution and delivery of this Agreement and the Certificates and shall continue in full force and effect until all obligations have been paid in full. In addition, the obligations of Transferor under Sections 3.1, 3.2, 3.3, 3.4 and
7.5 shall survive the termination of this Agreement.

     SECTION 7.5 Expenses; Indemnification. Transferor and APP jointly and severally shall pay on demand (a) all reasonable out-of-pocket fees and expenses (including reasonable attorneys fees and expenses) of the Purchaser incurred in connection with the preparation, execution, delivery, administration, amendment, modification and waiver of the Transaction Documents and the making and repayment of the Purchases, including any Servicer or collection agent fees paid to any third party for services rendered to the Purchaser in collecting the Receivables and (b) all reasonable out-of-pocket fees and expenses of the Purchaser (including reasonable attorneys fees and expenses of their counsel) incurred in connection with the enforcement of the Transaction Documents against Transferor, Servicer and the Seller and in connection with any workout or restructuring of the Transaction Documents. In addition, Transferor will pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, recording or enforcement of this Agreement or any payment made under the Transaction Documents, and hereby indemnifies and saves the Purchaser harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay the taxes and fees. Transferor and APP jointly and severally agree to reimburse and indemnify the Purchaser and their respective officers, directors, shareholders, controlling Persons, employees and agents (collectively, the "Indemnitees") from and against any and all actions, judgments, costs, expenses or disbursements of whatsoever kind or nature that may be imposed on, asserted against or incurred or suffered by the Purchaser (including fees and expenses of legal counsel, accountants and experts) in any way relating to or arising out of any event or circumstance described in the first sentence of this Section.

     If any action, suit, proceeding or investigation is commenced, as to which an Indemnitee proposes to demand indemnification, it shall notify Transferor and APP with reasonable promptness; provided, however, that any failure by such Indemnitee to notify Transferor and APP shall not relieve Transferor and APP from their obligations hereunder (except to the extent that Transferor and APP are prejudiced by such failure to promptly notify). Transferor and APP shall be entitled to assume the defense of any such action, suit, proceeding or investigation, including the employment of counsel reasonably satisfactory to the Indemnitee. The Indemnitee shall have the right to counsel of its own choice to represent it; but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless the Indemnitee shall have been advised by counsel that there exists an actual or potential conflict of interests among Transferor and APP and such Indemnitee, including situations in which one or more legal defenses may be available to such Indemnitee that are inconsistent with those available to Transferor and APP; provided, however, that Transferor and APP shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for fees and expenses of more than one separate firm of attorneys at any time for all

Indemnitees; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with Transferor and APP and any counsel designated by Transferor and APP.

     Notwithstanding the foregoing (and with respect to clause (w) below, without prejudice to the rights that an Indemnitee may have pursuant to the other provisions of the Transaction Documents), in no event shall any Indemnitee be indemnified against any amounts (w) resulting from gross negligence or willful misconduct on the part of such Indemnitee (or any of its officers, directors, employees, affiliates or agents) or the failure of such Indemnitee to perform its obligations under the Transaction Documents), (x) to the extent they include amounts in respect of Receivables and reimbursement therefore that would constitute credit recourse to Servicer for the amount of any Receivable or Related Transferred Asset not paid by the related Obligor, (y) except in the case of the Prepayment Premium, to the extent they are or result from lost profits or (z) to the extent they would constitute consequential, special or punitive damages.

     If for any reason the indemnification provided in this section is unavailable to an Indemnitee or is insufficient to hold it harmless, then Transferor and APP jointly and severally shall contribute to the amount paid by the Indemnitee as a result of any loss, claim, damage or liability in a proportion that is appropriate to reflect not only the relative benefits received by the Indemnitee on the one hand and Transferor and APP on the other hand, but also the relative fault of the Indemnitee (if any), Transferor and APP and any other relevant equitable considerations; provided that Transferor's obligations under this section shall be paid by Transferor only to the extent that funds are available to make the payments pursuant to Article IV of the Supplement, and there shall be no recourse to Transferor for all or any part of any amounts payable pursuant to this section if the funds are at any time insufficient to make all or part of any such payments. Any amount which Transferor does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in (S)101 of the Bankruptcy Code) against or corporate obligation of Transferor for any such insufficiency.

     SECTION 7.6 Entire Agreement. This Agreement, together with the documents delivered pursuant to Section 5.1 and the other Transaction Documents, including the exhibits and schedules thereto, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all previous oral statements and other writings with respect thereto.

     SECTION 7.7 Notices. All communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, sent by overnight courier or mailed by registered mail, postage prepaid and return receipt requested, or transmitted by facsimile transmission and confirmed by a similar mailed writing to any party at the address for that party set forth (a) on the signature page to this Agreement or (b) to another address as that party may designate in writing to the Transferor.

     SECTION 7.8 No Third Party Beneficiaries. Nothing expressed herein is intended or shall be construed to give any Person (other than the Persons listed in Section 7.3) any legal or equitable right, remedy or claim under or in respect of this Agreement.

     SECTION 7.9 Severability of Provisions. Any covenant, provision, agreement or term of this Agreement that is prohibited or is held to be void or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of this Agreement.

     SECTION 7.10 Counterparts. This Agreement may be executed in any number of counterparts (which may include facsimile) and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

     SECTION 7.11 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

     SECTION 7.12 Tax Characterization. Each party to this Agreement (a) acknowledges that it is the intent of the parties to this Agreement that, for Federal, state and local income and franchise tax purposes, the Certificate will be treated as evidence of indebtedness secured by the Transferred Assets and the Trust will not be characterized as an association (or publicly traded partnership) taxable as a corporation, (b) agrees to treat the Certificate for Federal, state and local income and franchise tax purposes as indebtedness and
(c) agrees that the provisions of the Transaction Documents shall be construed to further these intentions.

     SECTION 7.13 No Proceedings. Each of Servicer and the Purchaser (solely in its capacity as such) hereby agrees that it will not institute against Transferor, or join any other Person in instituting against Transferor, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of "Bankruptcy Event") so long as any Series 1996-1 Certificates shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any Series 1996-1 Certificates shall have been outstanding. The foregoing shall not limit the right of Servicer or the Purchaser to file any claim in or otherwise take any action with respect to any insolvency proceeding that was instituted against Transferor by any other Person.

     SECTION 7.14 No Recourse. None of the directors, officers or employees of Transferor shall have any liability to any Person, including, without limitation, the Trustee or the Purchaser, for any action undertaken or any certificate delivered or information delivered by such director, officer or employee hereunder, except to the extent of the gross negligence or willful misconduct of such director, officer or employee in connection therewith.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers and delivered as of the day and year first above written.

                                       NOTEPAD FUNDING
                                       CORPORATION


                                       By:/s/ Gregory M. Benson
                                         ---------------------------------------
                                       Name: Gregory M. Benson
                                            ------------------------------------
                                       Title: President
                                             -----------------------------------

                                       Address:
                                       c/o 17304 Preston Road
                                       Suite 700
                                       Dallas, Texas 75252-5613

                                       Attention:  Chief Financial Officer
                                       Telephone:  (214) 733-6200
                                       Facsimile:  (214) 733-6260


                                       AMERICAN PAD & PAPER
                                       COMPANY OF DELAWARE, INC.


                                       By: /s/ Gregory M. Benson
                                          --------------------------------------
                                       Name: Gregory M. Benson
                                            ------------------------------------
                                       Title:  Executive Vice President
                                            ------------------------------------

                                       Address:

                                       17304 Preston Road
                                       Suite 700
                                       Dallas, Texas 75252-5613

                                       Attention:  Chief Financial Officer
                                       Telephone:  (214) 733-6200
                                       Facsimile:  (214) 733-6260

                                       CAISSE NATIONALE DE CREDIT
                                       AGRICOLE, as Purchaser


                                       By: /s/ Katherine L. Abbott
                                          -------------------------------------
                                       Name: Katherine L. Abbott
                                            ------------------------------------
                                       Title:  First Vice President
                                             -----------------------------------

                                       Address:  Caisse Nationale de Credit
                                                   Agricole
                                                 55 East Monroe Street
                                                 Suite 4700
                                       Chicago, Illinois  60603-5702

                                       Attention: Laurence Grant
                                       Telephone: 312-917-7456
                                       Facsimile: 312-372-3455

                                                                      SCHEDULE I
                                               To Certificate Purchase Agreement
                                                        (Series 1996-1, Class B)


                   AMOUNT OF INITIAL PURCHASER'S CERTIFICATE
                   -----------------------------------------


Stated Amount of Certificate
- ----------------------------

            Caisse Nationale de Credit Agricole               $10,000,000.00


Class Percentage
- ----------------

            Caisse Nationale de Credit Agricole               100.0000000000%


Series Percentage
- -----------------

            Caisse Nationale de Credit Agricole                16.6666666667%

                                                                       EXHIBIT A
                                               to Certificate Purchase Agreement
                                                        (Series 1996-1, Class B)



                    FORM OF POOLING AND SERVICING AGREEMENT
                    ---------------------------------------

                                                                       EXHIBIT B
                                               to Certificate Purchase Agreement
                                                        (Series 1996-1, Class B)


                    FORM OF RECEIVABLES PURCHASE AGREEMENT
                    --------------------------------------

                                                                       EXHIBIT C
                                               to Certificate Purchase Agreement
                                                        (Series 1996-1, Class B)


                       FORM OF SERIES 1996-1 SUPPLEMENT
                       --------------------------------

                                                                       EXHIBIT D
                                               to Certificate Purchase Agreement
                                                        (Series 1996-1, Class B)


                         FORM OF ASSIGNMENT AGREEMENT
                         ----------------------------


     This ASSIGNMENT AGREEMENT, dated as of ____________ (this "Agreement"), is made between ____________________ ("Assignor"), and _____________________
("Assignee"). Except as otherwise defined herein, capitalized terms have the meanings assigned to them in the Certificate Purchase Agreement (as defined below).


                                  BACKGROUND


     1. Assignor is a party to the Certificate Purchase Agreement (Series 1996-1, Class B), dated as of May 29, 1996 (as amended, supplemented or otherwise modified from time to time, the "Certificate Purchase Agreement"), among Notepad Funding Corporation, a Delaware corporation ("Transferor"), American Pad & Paper Company of Delaware, Inc., a Delaware corporation, and Caisse Nationale de Credit Agricole.

     2. Assignor wishes to assign, and Assignee wishes to be so assigned, Assignor's rights and obligations arising on and after the Effective Date (as defined below) under the Certificate Purchase Agreement and its Certificate including (a) its obligations to make Purchases (its "Credit Exposure") and (b) its outstanding Purchase (the "Purchase").

     3. Assignor and Assignee also wish (a) Assignee to assume the obligations of Assignor under the Certificate Purchase Agreement with respect to Assignee's Share (as defined below) to the extent of the rights assigned and (b) Assignor to be released from the obligations assumed by Assignee.

     4. Transferor and Agent, by their execution hereof, are providing their written consent to the assignment accomplished by this Agreement.


     SECTION 1. Assignment. Effective on the Effective Date (as defined below) and upon payment of the amount specified in Section 3(a), Assignor hereby assigns and transfers to Assignee, without recourse, representation or warranty of any kind, express or implied (except as provided in Sections 6(a) and (b)), and subject to Section 4(b), Assignee's Share (as specified in Annex I hereto) (the "Assignee's Share") of all of Assignor's rights, title and interest arising under (a) the Certificate Purchase Agreement relating to Assignor's Credit Exposure including all rights and obligations with respect to the Purchase attributable to Assignee's Share and (b) Assignor's Certificate with respect to Assignee's Share as will result in Assignee having from and after the Effective Date the Class Percentage ("Assignee's Percentage") specified in Annex I.

     SECTION 2. Assumption. Effective on the Effective Date, Assignee hereby irrevocably purchases, assumes and takes from Assignor, and Assignor is hereby expressly and absolutely released from, all of Assignor's obligations arising under the Certificate Purchase Agreement relating to Assignee's Share and of any outstanding Purchases attributable to Assignee's Share.

     SECTION 3. Payment. In consideration of the assignment by Assignor to Assignee as set forth above, Assignee agrees to pay to Assignor, in Dollars and in immediately available funds, (a) on or prior to the Effective Date, an amount specified by Assignor in writing on or prior to the Effective Date that represents Assignee's Share attributable to the principal amount of the Purchase made pursuant to the Certificate Purchase Agreement and outstanding on the Effective Date, and (b) from time to time thereafter, other amounts (if any) that Assignee has agreed in writing to pay to Assignor after the Effective Date. In consideration of the assumption by Assignee, Assignor agrees to pay to Assignee within two Business Days of the Effective Date, an assignment fee (if any) that previously has been agreed to in writing by both parties.

     Notwithstanding anything to the contrary in this Agreement, if and when Assignee receives or collects (x) any payment of principal or interest relating to the Purchase or (y) any payment of fees that are required to be paid to Assignor pursuant to this Agreement, then Assignee shall forward the payment to Assignor.

     To the extent payment of funds to Assignee or Assignor are not made within two Business Days, each, as the case may be, shall be entitled to recover the due amount, together with interest thereon at the Federal Funds Rate per annum accruing from the date of payment or the date of receipt of the funds by the other party.

     SECTION 4. Effectiveness. (a)(i) This Agreement shall become effective on the date (the "Effective Date") on which it shall have been duly executed by all parties and the Agent shall have recorded the information contained herein in its records (or automatically if not so recorded within five Business Days from the Agent's receipt of this Agreement signed by Assignor,

Assignee and Transferor). Assignor hereby notifies the Agent, Transferor and Servicer of the assignment, effective as of the Effective Date, of Assignee's Share and any Purchases attributable to the Assignee's Share, and directs Servicer to pay Assignee any payment of principal of, or interest on, any Purchase attributable to the Assignee's Share of any Purchases. No (x) failure of either Assignee or Assignor to settle any amount owed to the other (except with respect to the payment of the processing and recordation fee to the Agent and the payment due under Section 3(a)), (y) dispute respecting any other settlement, including in respect of Transferor, or (z) bankruptcy, insolvency or other condition whatsoever respecting any Person, shall in any way impair, reduce or otherwise affect the effectiveness of this Agreement.

     (ii) Assignor, Assignee and Servicer each acknowledges and agrees that from and after the Effective Date, Servicer shall make all payments under the Certificate Purchase Agreement in respect of Assignee's Share (including all payments of principal and interest with respect thereto, whether or not the payments shall have accrued prior to or after the Effective Date) to Assignee only. Assignor and Assignee hereby agree further to make all appropriate adjustments in payments to either of them under the Certificate Purchase Agreement for periods prior to the Effective Date directly between themselves.

     (b) With respect to the portion of the Purchase attributable to Assignee's Share, if and when Assignor receives or collects any payment of principal, interest or Additional Amounts with respect to Assignee's Share for any period commencing on or after the Effective Date, Assignor shall distribute to Assignee the portion attributable to Assignee's Share, but only to the extent it accrued on or after the Effective Date and was not theretofore paid to Assignee by Transferor or otherwise. Any principal, interest and Additional Amounts paid prior to the Effective Date shall be retained by Assignor. Any principal, interest and Additional Amounts received by Assignee that accrued prior to the Effective Date shall be forwarded promptly, in the form received, to Assignor. Assignee recognizes and agrees that notwithstanding anything to the contrary in this Agreement, Assignor shall retain all of its rights to indemnification under the Certificate Purchase Agreement for any events, acts or omissions occurring prior to the Effective Date.

     (c) Servicer, by its execution hereof, acknowledges the assignment and agrees to make payments in respect of principal, interest, fees and Additional Amounts as described above.

     SECTION 5. Rights as Purchaser under Certificate Purchase Agreement. In accordance with Section 7.3 of the Certificate Purchase Agreement, (a) as of the Effective Date, Assignee will be a Purchaser under, and party to, the Certificate Purchase Agreement and shall have (i) all of the rights and obligations of a Purchaser (to the extent of the assignment and assumption of Assignee's Share effected by this Agreement) and (ii) the addresses for (A) notice purposes and (B) LIBOR Office as set forth in items 2 and 3, respectively, of Annex I hereto and (b) promptly on or after the Effective Date, Transferor will execute and deliver any documents and instruments that Assignor or Assignee reasonably may require.

     SECTION 6. Representations and Warranties. (a) Each of Assignor and Assignee represents and warrants to the other as follows:

          (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement, to fulfill the obligations hereunder and to consummate the transactions contemplated hereby,

          (ii) the making and performance of this Agreement and all documents required to be executed and delivered hereunder do not and will not violate any law or regulation of the jurisdiction of its incorporation or any other applicable law or regulation,

          (iii) this Agreement has been duly executed and delivered and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, and

          (iv) all approvals, authorizations or other actions by, or filing with, any Governmental Authority necessary for the validity or enforceability of its obligations under this Agreement have been obtained.

     (b) Assignor represents and warrants to Assignee that Assignee's Share and the Purchases attributable to Assignee's Share are not subject to any liens or security interests created by Assignor.

     (c) Except as set forth in subsections (a) and (b), Assignor makes no representations or warranties, express or implied, to Assignee and shall not be responsible to Assignee for (i) the execution, effectiveness, genuineness, legality, validity, enforceability, collectibility, regulatory status or sufficiency of the Certificate Purchase Agreement or any of the other Transaction Documents, (ii) the perfection, priority, value or adequacy of any collateral security or guaranty, (iii) the taking of any action, or the failure to take any action, with respect to any of the Transaction Documents, (iv) any representations, warranties, recitals or statements made in any of the Transaction Documents or in any written or oral financial or other statements, instruments, reports, certificates or documents made or furnished by Assignor to Assignee or by or on behalf of Transferor or any of its Affiliates to Assignor or Assignee in connection with the Transaction Documents and the transactions contemplated thereby, (v) the financial or other condition of Transferor or any other Person or (vi) any other matter having any relation to any of the foregoing. Assignor shall not be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Transaction Documents or the existence or possible existence of any Unmatured Early Amortization Event, Early Amortization Event or Servicer Default. Additionally, Assignor shall not have any duty or responsibility either initially or on a continuing basis to make any investigation or any appraisal on Assignee's behalf or to provide Assignee with any credit or other information with respect thereto, whether coming into Assignor's possession before the execution of the Certificate Purchase Agreement or at any time thereafter. Assignor shall have no responsibility with respect to the accuracy of, or the completeness of, any information provided to Assignee, whether by Assignor or by or on behalf of Transferor or any other Person obligated under the Certificate Purchase Agreement or any related instrument or document.

     (d) Assignee represents and warrants that it has made its own independent investigation of each of the foregoing matters, including the financial condition and affairs of Transferor and its Affiliates, in connection with the making of the Purchases and the execution of this Agreement (including the solvency of Transferor and its Affiliates, their ability to pay their respective debts as they mature and the capital of Transferor and its Affiliates remaining after the closing under the Transaction Documents and the consummation of the transactions contemplated thereby) and has made and shall continue to make its own appraisal of the creditworthiness of Transferor and its Affiliates. Assignee
(i) confirms that it has received copies of the Transaction Documents together with copies of certain other closing documents delivered in connection with the Certificate Purchase Agreement, financial statements and any other documents and information that it has requested or deemed appropriate to make its own credit analysis and decision to enter into this Agreement and (ii) agrees that it will, independently and without reliance upon the Agent, Assignor or any other Purchaser and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Transaction Documents.

     SECTION 7. No Proceedings. Assignee hereby agrees to be bound by the provisions of Section 7.13 of the Certificate Purchase Agreement.

     SECTION 8. [Withholding Taxes. In accordance with Section 3.4 of the Certificate Purchase Agreement, Assignee agrees to execute and deliver to the Agent, for delivery to Transferor, on or before the Effective Date, (a) an Internal Revenue Service Form 1001 or 4224 or successor applicable form, properly completed and duly executed by the Purchaser certifying that it is entitled to receive payments under the Certificate Purchase Agreement without deduction or withholding of any United States Federal income taxes, and (b) an original copy of Internal Revenue Service Form W-8 or W-9 or applicable successor form, properly completed and duly executed. Assignee represents and warrants to Transferor and Assignor that, as of the Effective Date, it shall be entitled to receive payments of principal and interest under its Certificate and hereunder without deduction for or on account of any taxes imposed by the United States of America or any political subdivision thereof. In the event that, after delivering the applicable form, Assignee shall cease to be exempt from withholding and/or deduction of taxes, then the Agent may withhold and/or deduct the applicable amount from any payments of principal, interest and any fees to which Assignee otherwise would be entitled, and the Agent shall have no liability whatsoever to Assignee for any such withholding or deduction. Assignee shall indemnify Transferor and the Agent from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs or expenses that result from Assignee's breach of such representation and warranty./*/

     SECTION 9. ]Miscellaneous. (a) Each of the parties hereto agrees to take any action and execute and deliver any documents that any party hereto reasonably may request from time to time in order to implement more fully the purposes of this Agreement. Without limiting the generality of the foregoing, Assignor and Assignee will cooperate in obtaining for Assignee a Certificate (as well as a replacement Certificate for Assignor representing any retained interest of Assignor).

     (b) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

     (c) Except as otherwise set forth herein, this Agreement sets forth the entire agreement between the parties relating to the subject matter hereof, and no term or provision of this Agreement may be amended, changed, waived, discharged or terminated orally or otherwise, except in a writing signed by Assignor and Assignee.

- -----------------------------
/*/  If the Assignee is a foreign entity.

     (d) This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same instrument.

     (e) Each of the parties hereto agrees that each party shall bear its own expenses in connection with the preparation and execution of this Agreement and the consummation of the Assignment described herein. Assignee further agrees that it shall send a check in the amount of $[1,500] [3,500] to the Agent on or prior to the Effective Date, as payment of the processing and recordation fee described in Section 7.3(c) of the Certificate Purchase Agreement.

     (f) All representations and warranties made, and indemnities provided for, herein shall survive the consummation of the transactions contemplated hereby.

     (g) Assignor may at any time or from time to time grant assignments and participations in its rights and obligations under the Certificate Purchase Agreement and its Certificate to other Persons, but not in the portions thereof assigned to Assignee.

     (h) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither Assignor nor Assignee may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other party. The preceding sentence shall not limit the right of Assignee to assign all or part of Assignee's Share in the manner contemplated by the Certificate Purchase Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers and delivered as of the day and year first above written.

                                       ________________________,
                                       as Assignor

                                      By:_______________________
                                        Title:__________________



                                       ________________________,
                                       as Assignee

                                       By:______________________
                                         Title:_________________


     The undersigned hereby acknowledges the terms and provisions of this Agreement, and agrees to make payments in respect of principal, interest and fees as described in Section 4(a).

ABN AMRO BANK N.V., as Agent


By:_________________________
  Title:____________________


AMERICAN PAD & PAPER COMPANY OF
  DELAWARE, INC., as Servicer


By:_________________________
  Title:____________________


NOTEPAD FUNDING CORPORATION


By:_________________________
  Title:____________________

                                                                         ANNEX I
                                                         to Assignment Agreement


ITEM 1.  ASSIGNEE'S SHARE:

   (a)  Assignee's Stated Amount                                 $______________

   (b)  Assignee's Class Percentage                               _____________%


ITEM 2.  ADDRESS OF ASSIGNEE FOR NOTICE PURPOSES:

- ----------------------------
- ----------------------------
- ----------------------------
- ----------------------------
- ----------------------------
- ----------------------------

     Attention:
- ----------------------------
     Telephone:
- ----------------------------
     Facsimile:
- ----------------------------


ITEM 3.  LIBOR OFFICE OF ASSIGNEE:

- ----------------------------
- ----------------------------
- ----------------------------
- ----------------------------
- ----------------------------
- ----------------------------

                                                                      APPENDIX X
                                               to Certificate Purchase Agreement
                                                        (Series 1996-1, Class B)

                       INDEX OF ADDITIONAL DEFINED TERMS
                       ---------------------------------

Agreement...............................................................   1
APP.....................................................................   1
Assignees...............................................................  16
Certificate.............................................................   1
Class B Certificate.....................................................   1
Class Percentage........................................................   2
Closing.................................................................   2
Credit Exposure.........................................................  16
Financial Advisor.......................................................   7
Indemnitees.............................................................  18
LIBOR Office............................................................   3
Participants............................................................  16
Pooling Agreement.......................................................   1
Purchase................................................................   2
Purchaser...............................................................   1
Receivables Review......................................................  14
Series Percentage.......................................................   2
Servicer................................................................   1
Supplement..............................................................   1
Taxes...................................................................   6
Transferee..............................................................  17
Transferor..............................................................   1
Trust...................................................................   1
Trust Interest..........................................................   1
Trustee.................................................................   1
